Exhibit 10.03

Concur Technologies, Inc.

Fiscal 2008 Corporate Bonus Plan

This Fiscal 2008 Corporate Bonus Plan applies to all employees of Concur Technologies, Inc. (“Concur”), other than employees compensated under sales commission plans, for fiscal 2008:

1.	Bonuses are earned under this Fiscal 2008 Corporate Bonus Plan if Concur achieves target levels of both fiscal 2008 revenue and fiscal 2008 non-GAAP pre-tax earnings, as determined by the Board of Directors (the “Corporate Bonus Plan Targets”). Bonuses for each employee shall be paid in an amount equal to the percentage of the employee’s base salary selected by the Chief Executive Officer, provided that the bonus amount for executive officers of Concur subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”), shall be as follows:

Section 16 Officer	Target Cash Bonus
S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors	US$500,000

Rajeev Singh, President and Chief Operating Officer	US$460,000

Michael Hilton, Chief Technology Officer, Director	US$135,000

John F. Adair, Chief Financial Officer	US$127,500

Kyle R. Sugamele, Chief Legal Officer	US$110,000

Thomas DePasquale, Executive Vice President of Research & Development	US$185,000

2.	The target cash bonus is earned and payable if Concur achieves the Corporate Bonus Plan Target.

3.	For each 1% that actual fiscal 2008 revenue is above the Corporate Bonus Plan Target for revenue, the cash bonus of each eligible employee can be increased by 10% at the discretion of the Chief Executive Officer (but only at the discretion of the Board of Directors for the Section 16 Officers) up to a maximum of 110% of the Corporate Bonus Plan Target for revenue and 200% of such employee’s target cash bonus at 100% achievement of the Corporate Bonus Plan Targets.

4.	If actual fiscal 2008 non-GAAP pre-tax earnings are less than 100% of the Corporate Bonus Plan Target for non-GAAP pre-tax earnings, then no cash bonuses will be earned or paid under the 2008 Corporate Bonus Plan.

5.	The amount of cash bonus payable to each eligible employee can be reduced at the discretion of the Chief Executive Officer (but only at the discretion of the Board of Directors for the Section 16 Officers).

6.	Non-GAAP pre-tax earnings consists of Concur’s GAAP pre-tax earnings for fiscal 2008, adjusted to eliminate share-based compensation expenses, amortization of acquired intangible assets, and income tax expense.

7.	Only persons employed by Concur at the end of fiscal 2008 are eligible to receive bonuses under this plan, pro rata to their service during the year.